EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of our report dated November 30, 1998, related to the divisional balance sheet of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998 and the year ended August 31, 1997, which appear in Amendment No. 2 to 360networks inc.'s Registration Statement on Form F-1 (No. 333-95621), filed with the Commission on April 18, 2000 and listed in the accompanying index.

/s/ DELOITTE & TOUCHE LLP
Edmonton, Canada
April 19, 2000